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On November 1, 2016, Chemtura Corporation (“Chemtura”) held its Third Quarter 2016 Earnings Conference Call (the “Earnings Call”), which included discussion regarding Chemtura’s recent entry into an agreement and plan of merger with Lanxess Deutschland GmbH. The transcript of the Earnings Call (the “Earnings Transcript”), which includes transcriptions of the discussion held by management and the questions asked and answered during the call, is set forth below.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER WILL BE FILED WITH THE SEC:

In connection with the proposed merger, Chemtura will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Chemtura’s website at investor.chemtura.com or by contacting Chemtura’s investor relations department by telephone at (203) 573-2153 or via email at investor@chemtura.com.

PARTICIPANTS IN THE SOLICITATION

Chemtura and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Chemtura’s shareholders with respect to the proposed merger. Information about Chemtura’s directors and executive officers and their ownership of Chemtura’s common stock is set forth in the proxy statement for Chemtura’s 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2016, Chemtura’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 22, 2016, Chemtura’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, which were filed with the SEC on April 28, 2016, July 28, 2016 and October 31, 2016, respectively, and Chemtura’s Current Reports on Form 8-K filed on February 22, 2016, April 28, 2016, May 9, 2016, July 28, 2016, September 26, 2016 and October 31, 2016. Shareholders and investors may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Chemtura’s directors and executive officers in the merger, which may be different than those of Chemtura’s shareholders generally, by reading the proxy statement and other relevant documents regarding the merger, which will be filed with the SEC.

FORWARD-LOOKING STATEMENTS:

The Earnings Transcript and Chemtura’s other public pronouncements may contain forward-looking statements within the meaning of the U.S. federal securities laws, including, statements regarding the anticipated benefits of the merger to Chemtura’s shareholders, the expected consummation of the merger (which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the merger, such as regulatory approval for the merger, and the possibility that the merger will not be completed) and other risks and uncertainties discussed in the reports we file with the SEC, particularly Chemtura’s latest annual report on Form 10-K. All statements that address expectations or projections about the future, including with respect to actions that will drive earnings growth, demand for Chemtura’s products and expectations for growth, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions and other factors, some of which are beyond Chemtura’s control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results and the timing of events could differ materially from the results and/or timing expressed in forward-looking statements. Chemtura assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Corrected Transcript

01-Nov-2016

Chemtura Corp. (CHMT)

Q3 2016 Earnings Call

Total Pages: 18
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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

CORPORATE PARTICIPANTS

Matthew Sokol	Stephen C. Forsyth
Director, Investor Relations & Corporate Development, Chemtura Corp.	Chief Financial Officer & Executive Vice President, Chemtura Corp.

Craig A. Rogerson
Chairman, President & Chief Executive Officer, Chemtura Corp.

OTHER PARTICIPANTS

Rosemarie Jeanne Morbelli	James M. Sheehan
Analyst, Gabelli & Company	Analyst, SunTrust Robinson Humphrey, Inc.

Ivan M. Marcuse	Michael Joseph Harrison
Analyst, KeyBanc Capital Markets, Inc.	Analyst, Seaport Global Securities LLC

Dmitry Silversteyn
Analyst, Longbow Research LLC

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, I would like to welcome everyone to Chemtura Corporation's Third Quarter 2016 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. [Operator Instructions] Thank you.

May I now present you the Director of Corporate Development and Investor Relations, Mr. Matthew Sokol. You may begin your conference.

Matthew Sokol

Director, Investor Relations & Corporate Development, Chemtura Corp.

Thank you, Eliza. Good morning everyone and thank you for joining today. With me are Craig Rogerson, Chemtura's Chairman, President and Chief Executive Officer; and Stephen Forsyth, Executive Vice President and Chief Financial Officer. This morning, we will review summary highlights of our third quarter 2016 operating results. We will also provide our outlook for the remainder of 2016 and we'll give you an update regarding our recently announced transaction with Lanxess.

Last night, we issued our earnings press release providing our third quarter 2016 results and filed our Quarterly Report on Form 10-Q with the Securities and Exchange Commission. As a reminder, some of the statements about the future performance of the company may constitute forward-looking statements within the meaning of the federal securities laws. Please note the cautionary language about our forward-looking statements presented in our 10-Q. That same language applies to this call. Reconciliations related to any non-GAAP financial measures discussed on this call may be found in previous filings and press releases, which are posted on our website.

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

I note this call is being broadcast and recorded and will be available for replay on our website. Your attendance on this conference call constitutes your consent to the recording and broadcast of the call.

I will now turn the call over to Craig Rogerson. Craig?

Craig A. Rogerson

Chairman, President & Chief Executive Officer, Chemtura Corp.

Thanks, Matt. Good morning, everyone, and thank you for joining us. Before we discuss our third quarter performance, let me say a few words about our recently announced transaction with Lanxess.

If you listened to our earnings calls or attended our investor events over the last couple of years, you've heard me talk about our desire to accelerate value creation for our shareholders through gaining scale as a result of a strategic transaction. We described this as an exploration of buy, sell, or merge opportunities, as scale could be gained by becoming part of a larger enterprise or by adding a leg to Chemtura.

The strategic focus was framed by the successful completion of our portfolio rationalization initiative that had transformed Chemtura into a focused portfolio of four premium industrial specialty chemicals businesses. Through the execution of portfolio transformation and the use of the cash proceeds to repurchase our common stock at attractive share prices, Chemtura had established a track record of significant value creation for its shareholders.

The question became: how do we create further value on an accelerated basis? In our journey to find the right transformative deal for Chemtura, we evaluated a great number of potential transactions. Our standards were high. We knew that after years of portfolio management we had created a company with a solid set of assets and consistent earnings potential. Opportunities were measured against the value and earnings power of our base businesses and needed to show clear superiority to our base plan in order to be considered.

I'm pleased to say that our sale to Lanxess ticked nearly every box on its list of strategic objectives. Lanxess is a premier specialty chemical company with the scale, experience and expertise to advance our businesses, and we are convinced that Lanxess is the right home for our businesses and our employees.

Lanxess' purchase price of $33.50 per share delivers solid value to our investors. It represents a 19% premium to Chemtura's share price on the last trading day before we announced the merger, a 20% premium to Chemtura's average closing price for the 90-day period prior to the announcement, a 21% premium to Chemtura's average closing price for the one year period prior to the announcement and a 42% premium over our 52 week low.

When we exited our Chapter 11 reorganization six years ago in November of 2010, our plan of reorganization valued Chemtura common stock at $13.45 per share. The Lanxess' purchase price of $33.50 per share is about 2.5 times that value. In the intervening period, we received gross proceeds from divestitures of approximately $1.5 billion and have returned approximately $1 billion of the after-tax cash proceeds from our portfolio rationalization to our shareholders, reducing the share count from 100 million shares at emergence to 63 million shares today.

In any transaction of this magnitude, there is a significant amount of work to be done to get the deal closed. This work is well underway. We're in the process of drafting the shareholder proxy statement and we have begun the process of filing for our merger control approvals. We have already filed under the Hart Scott Rodino Act for approval here in the U.S. and we expect to make filings in other jurisdictions over the next several weeks.

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

We have also started the process of working with our colleagues from Lanxess on integration planning. In total, we expect all of these work streams to be completed and for the closing to occur by mid-2017. In the meantime, we remain focused on operating our businesses and delivering on our commitments to our shareholders.

Now, let me turn to our operating results. In the third quarter, our net earnings on a GAAP basis were $25 million versus $31 million in the third quarter of 2015 and $34 million in the second quarter of this year. Net earnings and operating income were lower in the third quarter compared to prior year and prior quarter, primarily due to charges we incurred in the quarter specifically associated with the Lanxess transaction. Stephen will go into those charges and how we account for them in more detail during his presentation.

Excluding these charges, operating profitability increased as we had expected. Third quarter adjusted EBITDA, which excludes the merger and integration costs among other items, was $78 million, up $8 million or 11%, both sequentially and versus the same period last year. Last 12 months, our LTM-adjusted EBITDA increased to $278 million, up 17% compared to adjusted EBITDA of $237 million for the 2015 calendar year, indicating that we're making great progress towards meeting our adjusted goal of adjusted EBITDA growth in 2016.

Net cash provided by operating activities in the third quarter was $43 million, compared to $48 million in the third quarter of last year. The reduction is due to a number of factors, most notably, the merger and integration costs that were settled in the quarter. Nine months year-to-date, net cash provided by operating activities are now $87 million. Excluding the $35 million cash contribution we made to our Qualified U.S. Pension Plan in the first quarter of this year, net cash provided by operating activities for the first nine months is $122 million compared to $117 million in the same period of 2015.

Let me turn to the performance for each of our operating segments. Our IPP segment delivered higher operating income on overall lower sales compared to the prior year and the prior quarter. Sales decreased as a result of lower sales prices, as we passed along lower raw material costs to certain of our customers. Lower sales were also due to lower overall buying across most IPP product lines, together with unfavorable mix in our Petroleum Additives product lines. Volume was particularly weak in our ester-based stock products and in our urethane products that serve the mining and oil and gas industries.

IPP operating income increased by $4 million year-over-year and $6 million sequentially, despite the lower volumes. Operating margins for IPP in the third quarter were 20%. Adjusted EBITDA margins were 24%. Year - over-year operating income performance was driven by lower raw material costs, the benefit of which exceeded the price concessions that we made to our customers which made our price-over-raw-material measure a net positive for the quarter.

IPP also experienced favorable distribution costs and favorable inventory adjustments compared to the prior year, partially offset by higher SG&A costs. Sequentially, operating income improved due to a favorable price -over-raw-material costs, favorable manufacturing variance and inventory adjustments and due to the non-recurrence of a tax expense that we incurred in the second quarter.

Now turning to IEP. In our IEP segment, sales revenue increased slightly compared to the third quarter of 2015, but was down 4% sequentially. Year-over-year sales were lifted by improved sales of elemental bromine and polymerization co-catalyst products, offset by weaker sales of clear brine fluid products which are sold into the beleaguered oil and gas market. Sequentially, clear brine fluid sales improved versus the prior quarter, but were offset by lower sales for brominated flame-retardant products used in electronic applications and certain tin-based organometallic products.

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

IEP operating income improved by $3 million sequentially and $4 million versus prior year. IEP operating income margins for the third quarter were 15%, with adjusted EBITDA margins at 21%. Year-over-year improvements in operating income were driven by lower raw material costs and favorable foreign currency translation. Lower volumes and unfavorable mix for certain bromine derivative products was partially offset by higher volumes and favorable mix for our polymerization co-catalyst products. In addition, we incurred a $2 million charge for an inventory adjustment for returned product, which also impacted IEP's operating income.

Sequentially, IEP operating income improved due to lower raw material and distribution costs and favorable foreign currency translation, offset by unfavorable manufacturing variances in our Great Lakes Solutions business, slightly lower pricing for bromine and certain bromine derivatives, and the inventory charge noted earlier.

Looking forward to our fourth quarter performance, we anticipate sequentially lower sales and operating income as our customers' typical year-end order patterns impact our sequential results. We do, however, expect fourth quarter performance to be in line with our previous expectations and that we will exceed our fourth quarter 2015 results.

To summarize, we anticipate that we will achieve our full year non-GAAP profitability goals that we described at our December 2015 Investor Day. Excluding the $35 million first quarter cash contribution to our U.S. Qualified Pension Plan and the merger and integration expenses that have been settled, we remain focused on generating $100 million or more in free cash flow for the 2016 calendar year. As a reminder, we define free cash flow as net cash provided by operating activities less capital expenditures.

Before I hand the call over to Stephen, let me address our share buyback activity. In the third quarter, we repurchased 256,000 shares of our common stock at a cost of $6.5 million. At the end of the third quarter, we had approximately $54 million remaining under our board authorized share repurchase program. However, we do not currently anticipate undertaking further repurchases in light of our merger agreement with Lanxess.

With that, I'll now turn the call over to Stephen Forsyth. Stephen?

Stephen C. Forsyth

Chief Financial Officer & Executive Vice President, Chemtura Corp.

Thank you, Craig, and welcome, everyone. I'm going to keep my comments brief this morning and will quickly discuss the merger and integration expenses, taxes and cash flow for the quarter.

As investors will have anticipated, during the quarter, we incurred certain fees and expenses associated with the negotiation and the entry into the merger agreement with Lanxess. We have amended our policies on non -GAAP financial metrics to exclude those merger and integration expenses from the computation of adjusted EBITDA, non-GAAP earnings or loss from continuing operations before and after income taxes, and non-GAAP earnings or loss per share from continuing operations.

Of the $11 million in merger and integration expenses we incurred in the third quarter, investors will note that $5 million of the total charge of $11 million related to the consideration required to obtain a necessary modification of a non-compete agreement that we entered into in conjunction with a sale of our antioxidants business to Addivant in 2013. In the period prior to the expected closing of the transaction, we'll continue to incur professional fees and expenses as well as integration expenses relating to the integration or the planning of the integration of Chemtura into Lanxess. Such expenses will be reported under the merger and integration expense caption each quarter.

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

So now, might I turn to taxes, which, this quarter, were again comparatively simple. Our GAAP tax rate was higher this quarter, in part due to a portion of the – only a portion of the merger costs being tax deductible. Our non-GAAP tax rate, however, remained at the 28% you've seen for some time. In the third quarter 2016, cash income tax payments net of refunds were $13 million compared to $12 million in the third quarter 2015.

September year-to-date, cash income tax payments net of refunds have been $22 million compared to $32 million in the same period of 2015.

So now turning to cash flows. As Craig has already discussed third quarter cash flow performance, I will not repeat his comments, but focus on some of the details. In his comments, Craig identified two items that we will exclude in making year-on-year comparisons for year-to-date free cash flow, which, as a reminder, is net cash provided by operating activities less capital expenditures, as you can identify in our GAAP of – that is consolidated statements of cash flows.

The first is the $35 million cash payment we made to our U.S. Qualified Pension Plan to return its percentage funding to approximately the same levels as existed prior to the purchase of the pension annuity contract. Second is the cash impact on merger and integration expenses. So when we look at the third quarter, of the $11 million of expense that you see on the P&L, approximately $5 million of that was actually cash settled in the quarter, and so we would exclude that $5 million and then we'll do a comparable practice in subsequent quarters.

Now, investors will recall that in the first quarter, our cash flows included $49 million in total cash contributions to our pension and post-retirement plans, which included that $35 million cash payment to which we've already referenced. At that time, we discussed how cash contributions in the remaining quarters of 2016 would be at a much lower rate, and if in confirmation of that, in the third quarter they were just $4 million.

Net working capital, which we define as accounts receivable plus inventory less accounts payable, in the third quarter was a net source of cash generating $6 million as increases in inventory were offset by lower accounts receivable.

Free cash flow in the quarter was $19 million, being the net cash provided by operating activities of $43 million, less capital expenditures of $24 million. Now, if we exclude the cash merger and integration cos ts settled of $5 million in the quarter, it was $24 million. September year-to-date free cash flows was $25 million, being net cash provided by operating activities of $87 million less capital expenditures of $62 million. However, we add back the $35 million pension plan contribution and the $5 million of merger and integration costs, it stands at $65 million year-to-date.

Our cash balance this quarter increased by $16 million and stood at a total of $202 million as of September 30, 2016. Total debt increased by $3 million in the quarter to $479 million as of September 30. The net result is that our balance sheet remained very strong. Our total leverage ratio, that being the ratio of total debt to the last 12 months adjusted EBITDA, is approximately 1.7 times, below our long-term leverage target of two times adjusted EBITDA. Net debt, being total debt less cash equivalents, is just around one times last 12 months adjusted EBITDA.

Well, I said it would be brief. So, operator, that completes our prepared comments. I will now hand the call back to you so that you may assemble the roster of questions and commence the Q&A portion of our call. Thank you.

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Your next question comes from the line of Rosemarie Morbelli of Gabelli & Company. Please ask your question.

Rosemarie Jeanne Morbelli	Q
Analyst, Gabelli & Company

Thank you, and good morning, everyone.

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Good morning.

Stephen C. Forsyth	A
Chief Financial Officer & Executive Vice President, Chemtura Corp.

Good morning.

Rosemarie Jeanne Morbelli	Q
Analyst, Gabelli & Company

Craig, I was wondering if you could give us a feel regarding the acquisition of Lanxess? Is there any possibility that it could occur or you could close before the middle of 2017? Why such a long timeframe?

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

I think, Rosemarie, I think there's a possibility. We're trying to be as expeditious as we can in filing the proxy material and mailing out the proxy, but some of the long poles in the tent are some of the regulatory approvals in some of the foreign jurisdictions, with China probably being, if you just look at it from a typical basis, being that long pole and that can be four months to six months. So that gets you to sometime in the second quarter. Now, if it's the shorter end of the four months to six months, it could be earlier than that. But, clearly, we don't expect any problems. It's just the typical duration of some of these regulatory filings that we expect to be the pacing item.

Rosemarie Jeanne Morbelli	Q
Analyst, Gabelli & Company

Okay. Thanks. And then, look, could you give us a little more detail on the bromine prices you talked about it having declined recently for some of your derivatives.

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Yeah. There's really two sides to it in the second quarter – or in third quarter, excuse me, but overall, let me just make the point that the bromine pricing remained strong and solid. We saw a little bit of a dip in elemental bromine prices in the third quarter versus the second quarter, as you kind of expect in the summer months, a little bit of a dip, and I'm talking relatively minor, but it's sequentially a little bit of a dip in the Tetrabrom pricing for electronics. It's a supply/demand issue. Market's a little weaker and there are Chinese suppliers as well as the big three that supply into that market.

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

On the other hand, Emerald 3000 pricing was stronger in the third quarter than it was in the second quarter, and as important as that is in our overall mix, that's generally an offset to these other slight declines. So pricing in the third quarter remained relatively strong, but again a sequential – certainly versus the same period last year, a little bit of a dip in those two areas that I mentioned specifically in the third quarter versus the s econd quarter. And as we go into the fourth quarter now, pricing has remained solid. So pricing seems to be holding well in bromine.

Rosemarie Jeanne Morbelli	Q
Analyst, Gabelli & Company

Okay. And if you could also touch on the Petroleum Additive and the weakness there?

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Yeah. We continue to see some solid performance in our inhibitor area, some of the additives areas, where we saw some margin improvement due to the value selling, and we've got a little bit of a benefit because of some of the issues in China with some of the suppliers. Continued challenges in high-viscosity PAO, as we've been talking about quarter-over-quarter due to the fact that we were constrained in our ability to supply due to that raw material issue last year, and while that's behind us, we've had to gain business back. And we're continuing to work on that and making progress, but as I spoke at the end of the second quarter, we're gaining pieces of business back that are relatively smaller pieces, so we have to get more of those to offset the hole that was established because of the inability to supply last year.

But generally, again, IPP overall, both in Urethanes and in Petroleum Additives on the bottom line had a relatively strong quarter and we're working on filling some of those holes we talked about to use our extra capacity that we put in place as we go into the fourth quarter and more importantly, into 2017.

Operator: Your next question comes from the line of Tyler Frank [Baird]. Please ask your question.

Q

Hi, guys. Thanks for taking the question. As you look forward into 2017, can you comment on what your expectations are for clear brine fluid demand? Are you guys seeing project cancellations or push-outs at this point? And then as much as you do have visibility, how does the bromine market for other products seem to be shaping up?

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Relative to clear brine fluid, our assumption going into next year is no real recovery. We're just assuming kind of a repeat of 2016, which just generally, if you look at where we are and where we expect Q4 to be is down versus what was a very good year for us last year, you know as we talked, kind of surprisingly good, down about 25% to 35% this year versus 2015. The third quarter was a little bit better sequentially than the second quarter, but, again, we're talking off of a low base and it's soft. We saw the decline a little later than some of the others because of where we play, in the deep and ultra deepwater in the Gulf of Mexico. So our expectation is that we'll see the recovery when that occurs, a little later than some of the others as well. So as I said, we don't have built into our plan for next year, any significant volume recovery in clear brine fluid.

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

Relative to bromine pricing in the general markets, again, in the insulation foam, our Emerald 3000 product line, pricing is good and we expect it to continue to be strong into 2017. Tetrabrom, the electronics market, I think, again, it's good. If you look on a relative basis, it was down a little bit in the third quarter versus the second quarter, and we expect the average price in 2017 to be like it is this year. Bromine is – elemental bromine has kind of moved around up and down and, typically, you see a little bit of a dip from whatever the base is in the summer months, because production is higher in China, and that's where a lot of the elemental bromine goes. So we weren't surprised by that. Things should, if that's the case, be a little bit stronger in the fourth quarter and as we go into 2017.

But our assumptions for pricing, I think, in general, for bromine and brominated derivatives are relatively the same as the average price 2017 versus 2016, maybe with the exception of Emerald Innovation 3000, where we've kind of moved up and maybe earned a new base and should continue that for the full year next year. But our expectation is, pricing remains strong in the bromine and bromine derivative markets into 2017.

Operator: Our next question comes from the line of Ivan Marcuse of KeyBanc. Please ask your question.

Ivan M. Marcuse	Q
Analyst, KeyBanc Capital Markets, Inc.

Hi. Thanks for taking my questions. The first question I have is, looking out to 2017, understanding that sort of this raw material benefit's going away in Petroleum Additives and the moving parts that you just went over in bromine, can your businesses in this growth environment continue to grow? And how would you – I guess, what are the puts and takes in order to see that growth?

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

The challenge has been the last couple years, and would expect – and we expect as we put our plan together into 2017 that top-line growth will be challenging. We think that we've hit troughs in things like oil and gas and in mining that have impacted Urethanes and Great Lakes and don't see a big – don't expect a recovery in those areas in 2017.

But we do have some innovative new products. We do have some of the work we've been undergoing to expand applications for products like the Urethanes business. And we think we can continue to make progress in growing volumes in high-viscosity PAO by getting some of these more regional players as we have throughout 2016. As I mentioned, pricing is relatively stable with a couple of exceptions, the biggest one being we believe that at the higher price point where we are in the second half of this year versus the first half in Emerald Innovation 3000, we can carry that into the full year.

So volume growth, again, in a view of a world market that's not growing is challenging. We have specific areas where we think we can grow because of differentiation that we have. We think pricing will be solid. So I would say relatively modest top-line growth, but we think we can grow the bottom line, again, through some of this margin expansion.

If raw material costs due to oil starts to move and it moves, as I've spoken in the past, kind of modestly, not it going from $50 to $80 in a spike on oil, but it goes gradually and stays in that band of, let's say, sub -$65, we believe we can maintain the margins we have by passing that through. So I would say while we've grown 20% or so bottom line this year on an EBITDA basis, that would be challenging, but I don't think low double digits is out of the question and certainly that would be within our expectations for 2017 on the bottom line.

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

Ivan M. Marcuse	Q
Analyst, KeyBanc Capital Markets, Inc.

Great. Thanks for that detail. And then I think Lanxess has been talking about a pretty big slug of synergies, and I imagine one coming out of purchasing similar raw materials would, I guess, would be one; and the other would be cutting SG&A. But you guys have been taking out a lot of costs. Can you sort of comment on where these opportunities are, where you see the synergies between the two companies, and the size of these opportunities?

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Well, Matt's here and he's very much involved in the integration planning, but let me make a couple of comments. You're right that I think that there will be opportunities for synergies in the procurement area, just because of larger volumes and leveraging that larger volume. The synergies around corporate infrastructure, because we're a publicly traded company in the U.S., and clearly that won't have to be supported separately in the new organization. You're right that we're also relatively lean as we've taken these cost reductions to eliminate stranded costs through the various divestitures, but I don't know if that's a big part of the synergy play anyway because a lot of the businesses are very complementary. There's not a lot of overlap in the businesses. So the €100 million of synergies that Lanxess has talked about, I think, are – clearly, we believe and we support are achievable. But I don't think a lot of it is within the businesses themselves and again, with that setup, see if Matt can try to add some color or contradict me.

Matthew Sokol	A
Director, Investor Relations & Corporate Development, Chemtura Corp.

No. And I think that's right. I would say that the categories are kind of spread across a multiple set of areas where they're going to derive the synergy, so – and Craig addressed most of them. But Lanxess is going through its process of identifying those and they're being very deliberate and methodical about it. So we are kind of working together, but I would say it'll probably be wrong to assume there's a concentration in any one bucket. There's probably four or five from which they'll come, and I think they're reasonable. But because of the complementary nature of the businesses, they're certainly going to be achievable.

Ivan M. Marcuse	Q
Analyst, KeyBanc Capital Markets, Inc.

Great. And then a quick follow-up. If – or two quick follow-ups. How much is public company costs for Chemtura? So how much of that sort of goes away real quick? And then the second question, which is different, is that, I think you commented on electronics market pricing. I understand that. But did volumes decline sequentially second quarter to third quarter? And isn't third quarter typically seasonally stronger? And why would that have declined in electronics? Thanks.

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Sequentially, I don't believe it declined, maybe a little bit versus prior year. The issue is we're trying to maintain pricing, and so we don't react to some of the pricing pressures due to the relatively sluggish demand in electronics in China. And so in some cases, we didn't get business we could have gotten if we cut price and that's the balancing act. So as we look quarter-to-quarter, things move and, generally, I'd say we've been playing that fairly well. There are some cases where maybe we could have been a little bit more aggressive on the margin on pricing and gotten a little more volume, but, again, I think that balance we played pretty well. So if you look at the

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

bottom line, operating income derived from the Tetrabrom, we were still very solid in third quarter. It's just whether those levers of volume and price, which ones we pulled at any given quarter.

Ivan M. Marcuse	Q
Analyst, KeyBanc Capital Markets, Inc.

Great.

Operator: Your next question comes from the line of Dmitry Silversteyn of Longbow Research. Please ask your question.

Dmitry Silversteyn	Q
Analyst, Longbow Research LLC

Good morning, guys. A couple of things.

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Good morning, Dmitry.

Dmitry Silversteyn	Q
Analyst, Longbow Research LLC

First of all, can you talk a little bit about the – in the IEP segment, the Organometallics, that business seems to be doing a little bit better on both margin and top line. It was a little bit weaker than we expected in the quarter. So can you talk about what's going on in that market and in your business specifically?

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Yeah. It's still in the volume products that we sell in Organometallics, TEA being a great example, clearly, pricing is still a challenge. So our strategy has been to utilize our assets as fully as we can, choose through segmentation of customers where we sell and focusing on those products where we can make significant margin. That takes some time as we move products around and move customers and been successful at this point in fil ling up those assets. And so in the third quarter you saw some benefit of that. We have, in the base business in Bergkamen, the large plant, we had relatively good operating rates in the second quarter as we went into the third quarter so we had decent costs and we had good sales volume.

And again, an example of that, we sell TEA more in Europe or in the Gulf of Mexico region where we can be successful because of our supply chain versus trying to sell it in Middle East or China to another extent. So that, I think, that strategy is starting to play out and so that resulted in a significantly better and from our perspective kind of near where we expected quarter in Q3. The challenge is quarter-after-quarter because, again, we manage cash flow as well and we have shutdowns and things like that and those carry forward. So our expectation is, while we'll have I think a good quarter on a relative basis in the fourth quarter, it may not be quite as good as the third quarter. But if you look at 2017 versus 2016, and look at the second half of this year, our expectations are that we could annualize that number which would be a significant upside to IEP in 2017 versus 2016. So we've kind of turned the corner.

The other piece of that business is the DayStar business in Korea...

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

Dmitry Silversteyn	Q
Analyst, Longbow Research LLC

Yeah.

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

...and under the same strategy that we've been working to qualify key customers in Asia, the full portfolio of products, we're at the final stages of that. But in the meantime we've been running those assets hard and are seeing some of the same benefits from a cost perspective, and again, as we choose customers or actually, remember our goal on that plant this year, as we're trying to ramp up was, do no harm. So come to a zero on an EBITDA basis, and we may do a little bit better than that, which sets us up well for an improvement, again, in 2017. So I think both of those together are what's kind of turning the corner for Organometallics as we go into 2017.

Dmitry Silversteyn	Q
Analyst, Longbow Research LLC

Okay. Great. Thanks for the detail. To continue the conversation on bromine, I just want to make sure I understood correctly. You mentioned that the flame retardants for electronics were down a little bit year-over-year. That was basically your decision not to match pricing more so than the market overall being down? Is that correct?

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Yeah. I mean, I think that the overall volume of Tetrabrom usage was softer in China. But yeah, for us particularly, it's a balance of selling all the volume you want to sell versus the price, and we try to optimize the bottom line performance. And so, yeah, we could have sold more at a lower price but we chose to do what we did in the third quarter. We look at it each quarter. It's an opportunity to reset every quarter. So yeah, that's what we did in Q3. Correct.

Dmitry Silversteyn	Q
Analyst, Longbow Research LLC

But the overall demand for electronic flame retardants was down in China a little bit year-over-year?

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

A little bit. But, again, it's not the driver, but I think a little bit, yeah.

Dmitry Silversteyn	Q
Analyst, Longbow Research LLC

Yeah. Okay. Fine. With respect to drilling fluids, I guess, basically the same question. This 25% to 35% decline, is that what you're seeing? Or is that what the drilling fluid business, or market overall is seeing?

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Well, that's what we're seeing.

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

Dmitry Silversteyn	Q
Analyst, Longbow Research LLC

Okay.

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

I think that the market clearly is down. I don't know if it's down to 25% to 35%. You know, you hear some rumblings of some improvement bouncing off the bottom. We haven't seen that and again I don't think we will see that for a while because of the lag. We saw a lag in the downturn, we'll see a lag I would expect on our particular piece of the business in the recovery as well. But that was – those were our numbers.

Dmitry Silversteyn	Q
Analyst, Longbow Research LLC

Got it. Got it. Okay. And then final question on raw materials in the engineered plastics segment. You talked about them being up a little bit for you, providing a little bit of a headwind to margins. Was that basically just chlorine into the bromine market? Or was there something around Organometallics or some other raw materials? What, sort of what buckets gave you the issues in the quarter?

Matthew Sokol	A
Director, Investor Relations & Corporate Development, Chemtura Corp.

Hey, Dmitry, it's Matt. I think the – in that business there's usually, unlike in the IPP side, there's a variety of raw materials. So chlorine is one for sure, but there are, there are probably half a dozen to a dozen other ones of smaller quantities that in the aggregate were lower cost, and they're relatively less commoditized, more specialty. So there's not one I can point to, it's kind of the host that in the aggregate led to lower raw material costs.

Dmitry Silversteyn	Q
Analyst, Longbow Research LLC

Okay. Okay. Thank you.

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Thanks.

Operator: Your next question comes from the line of James Sheehan of SunTrust. Please ask your questions.

James M. Sheehan	Q
Analyst, SunTrust Robinson Humphrey, Inc.

Good morning. Could you guys comment on the 2017 demand outlook for flame retardants into consumer electronics? Do you expect that to be up, down or roughly the same, given the puts and takes from various end markets there including smartphones and automotive?

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Yeah. I mean, the bottom line answer to your question is we go through our assumptions for 2017, we presume flat. Again, we don't see a recovery, and I could say that's probably a statement for most markets that we're in, a

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

relatively flat versus the tepid demand that we've seen in 2016 and 2015. So our assumption is that if we're going to get a bottom line improvement, it's got to be through margin and self-help, not through some kind of recovery in volume. But we don't expect it to turn down, either.

There's this continued demand improvement and increases in things like automotive and in server farms and things like that, appliances where you see more and more electronics. The handheld devices and personal computing, desktop stuff, really any kind of miniaturization, that really doesn't affect us too much anymore. We've been, we being the bromine – brominated flame retardants, not significantly in those markets for a number of years. You go back almost to when I got here, so, in 2008, 2009, 2010. So, again, overall sluggish demand, some improvement in some specific applications, automotive probably being a highlight, but with all that and the puts and takes, we look at 2017 with global demand being where it is and no significant recovery globally to be relatively the same as 2016.

James M. Sheehan	Q
Analyst, SunTrust Robinson Humphrey, Inc.

Great. And on the mercury control demands, what was your activity like in the fourth quarter? And do you expect any material improvement in 2017?

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Again, just like the other market, we expect it to remain relatively the same. We saw – we expected to see improvement after the implementation of MATS in the spring; we didn't, and to go back and rationalize or investigate on why that is, clearly, coal-fired utility utilization continues to decline. There is some learning going around as they apply this technology, so you can get by with less the bromine products, the – our GeoBrom product and service the mercury control application, and there is some substitution. So we had kind of expected some of that, and there is some of that. So, we look forward; we see our mercury application or mercury control application, again, being relatively flat year-over-year. We don't expect to see any big bump. There'll be puts and takes, but relatively flat in 2017 versus 2016.

James M. Sheehan	Q
Analyst, SunTrust Robinson Humphrey, Inc.

Thank you.

Operator: Your next question comes from the line of Mike Harrison of Seaport Global. Please ask your questions.

Michael Joseph Harrison	Q
Analyst, Seaport Global Securities LLC

Hi. Good morning.

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Good morning.

Stephen C. Forsyth	A
Chief Financial Officer & Executive Vice President, Chemtura Corp.

Good morning.

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

Michael Joseph Harrison	Q
Analyst, Seaport Global Securities LLC

Craig, I was wondering if you could give a little bit of detail on how the deal with Lanxess came together. Can you talk also about whether there were other opportunities over the course of the past several quarters, as you've been going through this buy, sell, merge process? Opportunities that you've walked away from? And maybe what was deficient about any other bids or opportunities that you looked at.

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

I'll give you some general comments, but it's – but when the proxy's out, you'll see the very detail. I can say that we, over the last year-and-a-half, have looked at a multitude of options that range through the full gamut of what I had talked about -- buy, sell, merge, so from acquisitions to MOEs, to Reverse Morris Trusts, to divestitures, some being very complex as we were talking a year ago with multiple parties, some being more simple as the Lanxess one ended up being. So, yeah, there's been lot going on and it went on all the way through to the end, when the board made the decision based on our recommendation to accept Lanxess's offer. So, yeah, there's been a lot going on, and a lot going on through that whole, I don't know, six quarter to eight quarter period. But the specific details I can't give you, and again, will become apparent when you see the proxy, which we hope to get out, I hope, by the end of the month if everything goes smoothly.

Michael Joseph Harrison	Q
Analyst, Seaport Global Securities LLC

All right. Understood. And then in terms of the Emerald Innovation product, where are we in the process of customers changing their processes to use the new flame retardant product? And I know that that's been primarily a European market. Are you seeing that start to take hold in North America as well, or any other regions at this point?

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Yeah, I think that's part of the growth potential. So you're right. In Europe, it's the replacement of HBCD is well, well along the way. There is some in other parts of Asia where that's happening, like Japan. I would say that the next market that is starting to transition is North America, and then China will follow that. And the timing on China seems to be a little bit moved up, I mean, closer, maybe if it was five years, maybe it's three years, we'll see out, so it's moving up. And so we have great expectations.

One of the big benefits that allow me to – or feel – give me some comfort in saying we can grow overall Chemtura bottom line again low-double digits next year, is the continued growth in products like Emerald 3000, which is a good example of one, at relatively good pricing. And it's not so much substitution, just substitution for HBCD in Europe now that's driving it, it's growth into other markets and other regions, like North America as you mentioned. So that's really the challenge.

So for us, the challenge has been production, and we've made some great st rides in the facility that we run. That plant that was – it's been a challenge to get up to rate; we did that earlier this year and now we're above name plate rates on that and we have expectations and in our assumptions, plans for continued debottlenecking a call of that line so we can sell more in 2017. And that supports the margins on that product and the value that product delivers a significant piece of the growth, especially in Great Lakes in 2017.

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

Michael Joseph Harrison	Q
Analyst, Seaport Global Securities LLC

And do you think you'll have to add any capacity over the next three to four quarters?

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

I don't think in the next three quarters to four quarters, but we'll have to make a decision, I would expect, to put in the next line in the next three quarters to four quarters and if things go as we expect. And some of that timing depends on how successful we are in continue to debottleneck the existing facility, and we have some ideas how we can incrementally do that again. But, at some point, yeah, somebody will have to put in another line, and our expectation is, since we are the leaders in both timing and now in utilization of the asset we have, it'll be us. So, again, I think that decision is a 2017 decision. When we have to make it is dependent on how successful we are with this current line.

Michael Joseph Harrison	Q
Analyst, Seaport Global Securities LLC

All right. Thank you very much.

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

Sure.

Operator: [Operator Instructions] . Your next question comes from Rosemarie Morbelli. Please ask your question.

Rosemarie Jeanne Morbelli	Q
Analyst, Gabelli & Company

Thank you. Craig, you talked about the Urethane showing some improvement in the mining – for mining applications. Is that your offering of a new product that is being accepted by the market? Or are you seeing an actual improvement in the mining environment itself?

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

No, we haven't seen any improvement in mining itself, and in fact, in that application, we really haven't seen any volume improvement. That's continued to be a soft spot. I think that's what I mentioned in the script, and we expect it to continue to be soft in 2017. Where we are seeing – but we are seeing a little bit improvement in our AV business, the gassable urethanes business, in the Urethanes area. Some of it is because of timing. We had some of our bigger customers order. They order couple of times, three times a year, and they ordered it in the third quarter. Some of it though is, as you said, we've got some new applications for some modestly modified products that we have a portfolio, and this is a systems business, so we meet specific needs by selling these two - part systems to basically deliver certain properties. And especially in Asia, we've been successful in new applications where we substitute some of these urethane products for other engineered plastics and so – or rubbers. And so that's been growing.

And one of the challenges we've had, when we had these new applications, in some cases new products that have been introduced, they've been offset – I mean not apparent because the bottom of the foundation of the

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

business, primarily the mining and oil and gas has been eroding away. We've been working hard, pedaling hard to maintain neutral. In the third quarter we started to see, because we're not seeing a continued deterioration of the bottom foundation. Started to see some lift by some of these new applications, and that's really what we need to continue to have, and again will be another part of the growth in specific areas that I talked about that are more self-help in 2017.

Rosemarie Jeanne Morbelli	Q
Analyst, Gabelli & Company

Okay. Thanks. And then lastly, the price to raw material was positive in the third quarter. Do you anticipate that to be the case in 2017?

Craig A. Rogerson	A
Chairman, President & Chief Executive Officer, Chemtura Corp.

The assumption relative to 2017 is relatively neutral. So with an assumption around where oil's going to go, again if it stays in that range of $40 to $65, as I've said before, we think we can pass it through. And so the margins, with a few exceptions like Emerald 3000, where the full year effect of the higher pricing in the second half, generally, the assumption is that the margins on most of the products stay relatively flat. So if there's a little bit of a bump in oil prices that move raw materials up, we could pass that through and don't expect a lot more margin improvement on some of the base products in 2017.

Rosemarie Jeanne Morbelli	Q
Analyst, Gabelli & Company

Okay. Thank you.

Operator: There are no further questions at this time. Please continue.

Matthew Sokol
Director, Investor Relations & Corporate Development, Chemtura Corp.

Thank you. Well, I want to thank everyone for joining the call today, and we look forward to having you on our fourth quarter 2016 earnings conference call in late February. One final comment; in light of the Lanxess transaction, it'll be no surprise to learn that we will not be hosting our annual Investor Day this December, so please enjoy your holidays and we'll speak again next year. Thank you.

Operator: This concludes today's conference call. You may now disconnect. Thank you.

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Chemtura Corp. (CHMT)	Corrected Transcript
Q3 2016 Earnings Call	01-Nov-2016

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